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                                                                       EXHIBIT 2

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

------------------------------------------------------ X

IN RE                                                  :  CHAPTER 11 CASE NOS.
                                                          00-0028 (PJW) AND
KCS ENERGY, INC., PROLIQ, INC., KCS ENERGY MARKETING,  :  00-0310 (PJW) THROUGH
INC., KCS RESOURCES, INC. A/K/A KCS MOUNTAIN              00-0318 (PJW)
RESOURCES, INC., KCS MEDALLION RESOURCES, INC.,        :
MEDALLION CALIFORNIA PROPERTIES, INC., MEDALLION GAS      (JOINTLY ADMINISTERED)
SERVICES, INC., KCS ENERGY SERVICES, INC., KCS         :
MICHIGAN RESOURCES, INC. AND NATIONAL ENERDRILL CORP.,
                                                       :

                                                       :

                                                       :
                                    DEBTORS.
                                                       :
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                    ORDER CONFIRMING DEBTORS' FOURTH AMENDED
                  JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                             OF THE BANKRUPTCY CODE


                  The Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 5, 2001, a copy of which is annexed hereto as Exhibit "A", as modified on January 30, 2001 (the "Consensual Plan"),1 having been jointly proposed and filed with the United States Bankruptcy Court for the District of Delaware (the "Court") by KCS Energy, Inc. ("KCS") and each of its above-named direct and indirect subsidiaries, as debtors and debtors in possession (collectively with KCS, the "Debtors"); and the Court having entered, pursuant to, inter alia, section 1125 of title 11 of the United States Code (the "Bankruptcy Code") and Fed. R. Bankr. P. 3017(b), after due notice and hearings: (1) the Order (i) Approving

----------

(1) Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to such terms in the Consensual Plan.


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Debtors' Disclosure Statement; (ii) Fixing The Last Date For Filing Objections
To Confirmation On Debtors' Plan Of Reorganization; and (iii) Approving Solicitation Procedures, Forms Of Ballots, And Manner And Form Of Notice, dated October 25, 2000; (2) the Order In Connection With Consensual Plan (i) Fixing The Date, Time And Place For Confirmation And The Deadline For Filing Objections Thereto, and (ii) Approving Resolicitation Procedures, Forms Of Ballots, And Manner Of Notice, dated December 29, 2000; and (3) the Order Approving The Supplemental Disclosure Statement, dated January 5, 2001 (the "Disclosure Statement/Solicitation Approval Orders") approving the Debtors' Fourth Amended Disclosure Statement for Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as supplemented by the Supplemental Disclosure Statement for the Consensual Plan (collectively, the "Disclosure Statements"), establishing procedures for the solicitation and tabulation of votes on the Consensual Plan, approving the forms of ballots and master ballots used in connection therewith, and scheduling the hearing to consider confirmation of the Consensual Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code (the "Confirmation Hearing"); and the affidavits of service of solicitation packages and resolicitation packages (the "Affidavits of Service"), having been filed with the Court; and the affidavits of publication of notice of the Confirmation Hearing (the "Affidavits of Publication"), having been filed with the Court; and due notice of the Confirmation Hearing having been given to holders of Claims against and Equity Interests in the Debtors and to other parties in interest, all in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and the Disclosure Statement/Solicitation Approval Orders, and it appearing that no other or further notice need be given; and the Confirmation Hearing having been held by the Court on January 30, 2001; and the appearances of all interested parties having been noted in the record of the Confirmation Hearing; and the Affidavit of Kenneth Altman



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Certifying Solicitation of Votes and Tabulation of Ballots Accepting and
Rejecting the Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Altman Affidavit"), having been filed with the Court; and the Affidavit of James W. Christmas in Support of Confirmation of Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Christmas Affidavit"), having been filed with the Court; and the Debtors' Response to Objections to Confirmation of the Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 29, 2001 (the "Debtors' Response") having been filed with the Court; and the Debtors' Memorandum of Law in Support of Confirmation of Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 29, 2001 (the "Confirmation Brief"), having been filed with the Court; and objections to confirmation of the Consensual Plan or its predecessor Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code having been interposed by (i) Grosbeck Independent School District, Sutton County and County of Van Zandt ("Grosbeck"); (ii) Louisiana Department of Revenue ("LDR"); (iii) collectively, Cypress-Fairbanks Independent School District, Fort Bend County, Fort Bend Independent School District, Jackson County, Karnes County, Katy Independent School District, Limestone County, Live Oak County Appraisal District, Loving County, Madison County, Panola County, Rio Grande City Consolidated Independent School District, Roma Independent School District, Star County, Val Verde County, Victoria County, Wharton County, Wink-Loving Independent School District and Zapata County ("Texas Authorities");
(iv) State Street Bank and Trust Company ("State Street"); and (v) R. Owen Fuqua; and it appearing that the Grosbeck, LDR, State Street, and Texas Authorities Objections have been withdrawn or resolved; and the Debtors having made the modifications on January 30, 2001 embodied in the Consensual Plan to resolve certain of such objections or to make Consensual Plan clarifications



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on the record and in an exhibit filed at the Confirmation Hearing (the
"Modification"); and based upon the Consensual Plan, the Affidavits of Service, the Affidavits of Publication, the Altman Affidavit, the Christmas Affidavit, the Debtors' Response, the Confirmation Brief, and all the other papers filed in support of the Consensual Plan, the record of, and the evidence adduced and arguments of counsel presented at, the Confirmation Hearing and all proceedings had before the Court, and the Court having considered all remaining objections to confirmation of the Consensual Plan; and after due deliberation and sufficient cause therefor, it is hereby DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED:

Findings and Conclusions

         A. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. B. To the extent any findings of fact constitute conclusions of law, they are adopted as such. To the extent any conclusions of law constitute findings of fact, they are adopted as such.

Jurisdiction and Venue

         C. The Court has jurisdiction over the Debtors' chapter 11 cases and to confirm the Consensual Plan pursuant to 28 U.S.C. Section 1334.

         D. Confirmation of the Consensual Plan is a core proceeding pursuant to 28 U.S.C. Section 157(b) and this Court has jurisdiction to enter a final order with respect thereto.

         E. Each of the Debtors is a proper debtor under section 109 of the Bankruptcy Code.



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Solicitation and Notice

         F. The Disclosure Statements, the Disclosure Statement/Solicitation Approval Orders, the Consensual Plan, the ballots, the master ballots, and notices of the Confirmation Hearing were transmitted and served in compliance with the Bankruptcy Code, Bankruptcy Rules and the Disclosure Statement/Solicitation Approval Orders. As described in the Affidavits of Service, the Affidavits of Publication and the Altman Affidavit, the transmittal and service were adequate and sufficient under the circumstances of the Debtors' chapter 11 cases. The Consensual Plan, the Disclosure Statements, the Disclosure Statement/Solicitation Approval Orders, and the notices of the Confirmation Hearing were transmitted to or served upon all or substantially all creditors and equity interest holders of each class under the Consensual Plan.

         G. All parties required to be given notice of the Confirmation Hearing (including notice of the deadline for filing and serving objections to confirmation of the Consensual Plan) have been given due, proper, timely, and adequate notice in accordance with the Bankruptcy Rules and the Disclosure Statement/Solicitation Approval Orders, and have had an ample opportunity to appear and be heard with respect thereto. No other or further notice is required.

         H. The Disclosure Statements provide adequate information as to the provisions of the Consensual Plan to holders of Claims against and Equity Interests in the Debtors so as to allow such holders eligible to vote to make an informed judgment to accept or reject the Consensual Plan.



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Voting Solicitation and Tabulation

         I. Votes to accept and reject the Consensual Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement/Solicitation Approval Orders.

Modification to the Plan

         J. As set forth in the Modification submitted at the Confirmation Hearing, the Debtors have adopted the Consensual Plan to address certain objections which have been raised and to clarify certain plan provisions.

         K. The chapter 11 plan confirmed herein includes the Modification and is the Consensual Plan.

         L. The Modification does not adversely affect the treatment of any Claims against or Equity Interests in the Debtors as compared to the plan prior to the Modification.

         M. In accordance with Bankruptcy Rule 3019, all holders of Claims against the Debtors who voted to accept the Consensual Plan without the Modification are hereby deemed to have accepted the Consensual Plan. N. No holder of a Claim against or Equity Interest in the Debtors who has voted to accept the Consensual Plan without the Modification shall be permitted to change its acceptance to a rejection as a consequence of the Modification.

         O. Disclosure of the Modification incorporated in the Consensual Plan on the record of the Confirmation Hearing constitutes due and sufficient notice thereof. The Creditors' Committee has reviewed and supports the Modification.

         P. The Modification incorporated in the Consensual Plan complies with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.



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The Consensual Plan Satisfies the Requirements of the Bankruptcy Code

         Q. The Consensual Plan complies with all applicable provisions of the Bankruptcy Code. 11 U.S.C. Section 1129(a)(1).

         R. The Consensual Plan is dated and identifies the Debtors as the proponents. Fed. R. Bankr. P. 3016(a).

         S. Each Claim and Equity Interest placed in a particular class pursuant to the Consensual Plan is substantially similar to the other Claims or Equity Interests, as the case may be, in such class. A reasonable basis exists for the classification in the Consensual Plan. 11 U.S.C. Section 1122.

         T. Article III of the Consensual Plan designates and classifies Claims and Equity Interests. 11 U.S.C. Section 1123(a)(1).

         U. The Consensual Plan specifies each class of Claims or Equity Interests that is not impaired under the Consensual Plan. 11 U.S.C. Section 1123(a)(2). Articles IV and V of the Consensual Plan identify Classes 1, 2, 3 and 6 as unimpaired and Classes 4, 5, 7 and 8 as impaired under the Consensual Plan.

         V. Article IV of the Consensual Plan specifies the treatment of each class of Claims and Equity Interests that is impaired under the Consensual Plan. 11 U.S.C. Section 1123(a)(3).

         W. Article IV of the Consensual Plan provides the same treatment for each Claim or Equity Interest of a particular class, unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment of such particular claim or equity interest. 11 U.S.C. Section 1123(a)(4).

         X. Article VI of the Consensual Plan provides adequate means for its implementation. 11 U.S.C. Section 1123(a)(5).



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         Y. The Restated Certificates of Incorporation of each of the
Reorganized Debtors prohibits the issuance of nonvoting equity securities and provide, as to the classes of securities possessing voting power, an appropriate distribution of such power in such classes. 11 U.S.C. Section 1123(a)(6).

         Z. Article VI of the Consensual Plan provides for the manner of selection of officers and directors of the Reorganized Debtors consistent with the interests of Creditors, Equity Interest holders and public policy. 11 U.S.C. Section 1123(a)(7).

         AA. The Debtors have complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.

         BB. The Consensual Plan has been proposed in good faith and not by any means forbidden by law. 11 U.S.C. Section 1129(a)(3).

         CC. All payments made or to be made by the Debtors under the Consensual Plan, for services or for costs and expenses in or in connection with the chapter 11 cases, or in connection with the Consensual Plan or any New Exit Facility and incident to the chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable Administrative Expense Claims. 11 U.S.C. Section 1129(a)(4).

         DD. The identities and affiliations of the individuals proposed to serve as directors or officers of the Reorganized Debtors after confirmation of the Consensual Plan have been fully disclosed in the Disclosure Statements, and the appointment to, or continuance in, such offices is consistent with the interests of holders of Claims against and Equity Interests in the Debtors and with public policy. 11 U.S.C. Section 1129(a)(5)(A).

         EE. The identity of any insider who will be employed or retained by the Reorganized Debtors as of the Effective Date and the nature of such insider's compensation have been fully disclosed in the Disclosure Statements. 11
U.S.C. Section 1129(a)(5)(B).



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         FF. No governmental regulatory commission has jurisdiction, after confirmation of the Consensual Plan, over the rates of the Reorganized Debtors. 11 U.S.C. Section 1129(a)(6).

         GG. With respect to each impaired class of Claims or Equity Interests, each holder of an impaired Claim or Equity Interest has accepted the Consensual Plan or will receive or retain under the Consensual Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. 11 U.S.C. Section 1129(a)(7).

         HH. The Consensual Plan has been accepted by creditors holding in excess of two-thirds in amount and one-half in number of the Allowed Claims in each of Classes 4 and 5, and has been accepted by holders of Equity Interests in excess of two-thirds in amount of the Allowed Equity Interests in Class 7.

         II. All classes of impaired Claims and Equity Interests have accepted the Consensual Plan or receive fair and equitable treatment under the Consensual Plan. 11 U.S.C. Section 1129(a)(8), (b)(2)(B).

         JJ. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Consensual Plan provides that, with respect to a Claim of a kind specified in section 507(a) of the Bankruptcy Code (excluding Priority Tax Claims under section 507(a)(8)), on the later to occur of the Effective Date and the date on which such Claim is allowed, the holder of such Claim will receive on account of such Claim cash in an amount equal to the allowed amount of such Claim, except that such claims representing liabilities incurred by the Debtors in Possession in the ordinary course of business or liabilities arising under loans or advances or other obligations incurred by the Debtors in Possession, shall be paid



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in full by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of and performed by any agreements governing, instruments evidencing or other documents relating to such transactions. All entities seeking an award for compensation for services rendered or reimbursement of expenses through and including the Effective Date under Section 503(b) of the Bankruptcy Code, shall be paid in full on the date such Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order of this Court or upon other terms agreed to by the holder of such Claim and the Debtors. 11 U.S.C. Section 1129(a)(9)(A), (B).

         KK. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Consensual Plan provides that with respect to a Claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, on the Effective Date, the holder of such Claim shall be entitled to receive at the sole option of the Reorganized Debtors, an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or equal annual cash payments in an aggregate amount equal to such Allowed Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Claim, or upon such other terms determined by this Court to provide the holder of such Allowed Claim deferred cash payments having a value, as of the Effective Date, equal to such Allowed Claims. 11 U.S.C. Section 1129(a)(9)(C).

         LL. Classes 1, 2, 3 and 6 are unimpaired under the Consensual Plan and are conclusively presumed to have accepted the Consensual Plan. 11 U.S.C.
Section 1126(f). Classes 4, 5, 7 and 8 are impaired under the Consensual Plan. 11 U.S.C. Section 1126(g).

         MM. With respect to Classes 4 and 5, the Consensual Plan has been accepted in writing by creditors that hold at least two-thirds in amount and more than one-half in number of



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the Allowed Claims of each such class. No entity has been designated under section 1126(e) of the Bankruptcy Code. With respect to Class 7, the Consensual Plan has been accepted in writing by Equity Interest holders that hold at least two-thirds in amount of the Allowed Equity Interests of such Class. Accordingly, Classes 4, 5 and 7 have accepted the Consensual Plan. 11 U.S.C. Section 1126(c),
(d). Further, at least one class of Claims that is impaired under the Consensual Plan has accepted the Consensual Plan, determined without including any acceptance of the Consensual Plan by any insider. 11 U.S.C. Section 1129(a)(10).

         NN. Confirmation of the Consensual Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. The Debtors will have sufficient funds to satisfy their obligations under the Consensual Plan and to fund the costs and expenses of the Reorganized Debtors in accordance therewith. 11 U.S.C. Section 1129(a)(11).

         OO. All fees payable under section 1930 of title 28 of the United States Code, as determined by the Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and will be treated in accordance with section 2.1 of the Consensual Plan. 11 U.S.C. Section 1129(a)(12).

         PP. The Consensual Plan provides for the continuation after the Effective Date of the payment of all retiree benefits, as defined pursuant to section 1114 of the Bankruptcy Code, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits. 11 U.S.C. Section 1129(a)(13).

         QQ. All applicable requirements of section 1129(a) of the Bankruptcy Code, other than the requirement in subsection 1129(a)(8) of the Bankruptcy Code that all classes vote to accept or be unimpaired under the Consensual Plan, have been met. The Debtors, as



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proponents of the Consensual Plan, have requested that the Court confirm the
Consensual Plan under section 1129(b) notwithstanding such requirement with regard to Class 8. 11 U.S.C. Section 1129(b)(1).

         RR. Equity Interests in Class 8 is the only Class of Claims or Interests that is impaired under, and has not accepted, the Consensual Plan. The Consensual Plan does not discriminate unfairly against, and is fair and equitable with respect to, the holders of Equity Interests in Class 8. 11
U.S.C. Section 1129(b)(1).

         SS. There are no Equity Interests junior to the Equity Interests of Class 8. Accordingly, no holder of any Equity Interest that is junior to the Equity Interests in Class 8 will receive or retain any property under the Consensual Plan on account of such junior interest. Accordingly, the Consensual Plan is fair and equitable with respect to Class 8. 11 U.S.C. Section 1129(b)(1), (2)(C).

         TT. All applicable requirements of section 1129(b) of the Bankruptcy Code have been met.

Confirmation of the Consensual Plan

         1. The Consensual Plan is confirmed. The terms of the Consensual Plan are incorporated by reference into, and are an integral part of, this Order.

         2. All objections to confirmation of the Consensual Plan that have not been withdrawn prior to the entry of this Order or are not cured by the relief granted herein are overruled in all respects for the reasons set forth by the Court in the record of the Confirmation Hearing. All withdrawn objections, if any, are deemed withdrawn with prejudice.

         3. Pursuant to Bankruptcy Rule 3020(e), the ten-day stay of this Order imposed thereby is waived. The Debtors are authorized to consummate the Consensual Plan and



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the transactions contemplated thereby immediately upon, or concurrently with, satisfaction of the conditions set forth in Article X of the Consensual Plan.

Implementation of the Consensual Plan

         4. The Debtors and each of their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, and to take any action necessary or appropriate to implement, effectuate and consummate the Consensual Plan in accordance with its terms, and take any or all corporate actions authorized to be taken pursuant to the Consensual Plan, whether or not specifically referred to in the Consensual Plan or any exhibit thereto, without further order of the Court.

         5. All actions authorized to be taken pursuant to the Consensual Plan shall be effective on or prior to the Effective Date pursuant to this Order, without further application to, or order of the Court, or further action by the respective officers, directors, members or stockholders of the Debtors or Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, members or stockholders.

         6. The adoption, on the Effective Date, of the Restated Certificates of Incorporation of each of the Reorganized Debtors and the Restated By-Laws of each of the Reorganized Debtors are authorized and approved in all respects, in each case, without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders or the directors of the Debtors or the Reorganized Debtors.

         7. The New Exit Facility is hereby approved as to the two alternatives of (a) a new loan facility, or (b) a production payment facility, as described in the Consensual Plan and the evidence presented at the Confirmation Hearing, including without limitation the term sheet from CIBC World Markets Corp. (the "CIBC Term Sheet") and the commitment letter for the



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production payment facility from Enron North America Corp. (the "Enron
Commitment Letter"). The transactions contemplated by the CIBC Term Sheet and the Enron Commitment Letter are approved by the Court. All requirements for authorization of the New Exit Facility are satisfied and the Debtors are authorized to select on or before the Effective Date one or the other of the new loan facility or the production payment facility as the New Exit Facility. The Debtors and each of their respective directors, officers, members, agents and attorneys, are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, and to take any action necessary or appropriate to implement, effectuate and consummate the New Exit Facility as the new loan facility in accordance with its terms, or the production payment facility in accordance with its terms, including, without limitation, to make or agree to any and all modifications to any and all documents that do not materially modify the terms of the new loan facility or the production payment facility, as applicable, and take any or all corporate actions necessary to consummate the New Exit Facility, whether or not specifically referred to in the Consensual Plan or any exhibit thereto, without further order of the Court. The Debtors are hereby authorized to enter into the Enron Commitment Letter, subject to the terms, conditions, and agreements thereof, and the Debtors and Reorganized Debtors are authorized to make any payments required under paragraphs 5, 6 and 10 of the Enron Commitment Letter without further Court order, and such payments are approved as Allowed Administrative Expenses.

         8. The Third Supplemental Indenture for Senior Notes and the First Supplemental Indenture for Senior Subordinated Notes are hereby approved in the revised forms to the Plan Supplement presented at the Confirmation Hearing. All requirements for adoption of the Third Supplemental Indenture and First Supplemental Indenture are satisfied. The Debtors and each of their respective directors, officers, members, agents and attorneys are authorized and empowered to issue, execute, deliver, file or record any agreement, document or security, and to



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take any action necessary or appropriate to implement, effectuate and consummate the Third Supplemental Indenture and the First Supplemental Indenture. Upon the Effective Date, the respective Indenture Trustees, the Reorganized Debtors and the holders of Senior Notes and Senior Subordinated Notes are bound by the Third Supplemental Indenture and the First Supplemental Indenture, respectively.

         9. Except as otherwise provided in the Consensual Plan, including, without limitation, any contract, instrument, release, or other agreement entered into in connection with the Consensual Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain sole and exclusive authority to enforce any claims, rights, or causes of action that the Debtors or their chapter 11 estates may hold against any entity, including any claims, rights, or causes of action arising under sections 510, 544, 547, 548, 549, and 550 of the Bankruptcy Code. The Reorganized Debtors may pursue such retained rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors.

Discharge, Injunctions, Limited Releases, and Exculpations

         10. In accordance with section 1141 of the Bankruptcy Code, the Consensual Plan, its provisions, and this Order are binding upon the Debtors, the Reorganized Debtors, any entity acquiring or receiving property under the Consensual Plan, any holder of a Claim or Equity Interest, whether or not the Claim or Equity Interest is Allowed under section 502 of the Bankruptcy Code, impaired under the Consensual Plan, and whether or not the holder of such Claim or Equity Interest has filed, or is deemed to have filed, a proof of Claim or Equity Interest or has accepted or rejected the Consensual Plan.

         11. Pursuant to section 1141 of the Bankruptcy Code, on the Effective Date, except as otherwise provided in the Consensual Plan, or this Order (a) all property of the



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Debtors' estates is vested in the Reorganized Debtors and (b) the transfer of any assets of the Debtors or the Reorganized Debtors, including, without limitation, the transfers by the Debtors or Reorganized Debtors as provided in the New Exit Facility, as contemplated by the Consensual Plan, and the vesting of the assets in the Reorganized Debtors are free and clear of all liens, security interests, claims, and interests, and all such liens, security interests, claims and interests shall be extinguished, subject to the CIBC hedging agreements assumed by the Debtors by Court order dated January 30, 2001.

         12. The exculpation and limited release provisions contained in Article VII, section 7.8 and Article XI, section 11.6 of the Consensual Plan to the extent applicable are in accordance with section 1125(e) of the Bankruptcy Code, are fair and equitable, are given for valuable consideration, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding upon all persons and entities.

         13. Except as otherwise provided by the Consensual Plan on the Effective Date, title to all assets and properties encompassed by the Consensual Plan shall vest in the Reorganized Debtors in accordance with section 1141 of the Bankruptcy Code. This Order constitutes a judicial determination of discharge of the Debtors' and their estates' liabilities except as otherwise provided in the Consensual Plan or this Order. Liabilities of the Debtors or their estates not discharged pursuant to the Consensual Plan or this Order shall become obligations of the Reorganized Debtors.

         14. Unless otherwise provided in the Consensual Plan, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362, or 524 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.



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         15. All payments or distributions required to be made by or for the benefit of the Debtors pursuant to the Consensual Plan shall be made within the time provided by the Consensual Plan and shall be deemed timely and proper if mailed by first class mail on or before the distribution dates set forth in the Consensual Plan to the address of the persons entitled thereto, on the schedules filed with the Court or in the books and records of the Debtors or their agents on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date, or as otherwise specifically provided in the Consensual Plan. The record date for distributions under the Consensual Plan shall be three (3) business days after the Confirmation Date (the "Distribution Record Date"). None of the Debtors, the Indenture Trustees, or agents shall have any obligation to recognize any transfer of Senior Notes or Senior Subordinated Notes occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes under the Consensual Plan with only those record holders stated on the transfer ledgers maintained by the Indenture Trustees or agents for the Senior Notes or Senior Subordinated Notes as of the close of business on the Distribution Record Date.

Retention of Jurisdiction

         16. The Court shall retain jurisdiction in accordance with Article XII of the Consensual Plan.

Executory Contracts and Unexpired Leases

         17. Pursuant to sections 365(a) and 1123 of the Bankruptcy Code, the assumption, on the Effective Date, of all executory contracts and unexpired leases of the Debtors other than those previously rejected, is hereby approved in all respects. Notwithstanding such approval, this Order is not a determination as to whether any particular contract, including oil and gas leases, is executory or non-executory.

         18. To the extent any oil and gas lease of the Debtors is subject to section 365 of the Bankruptcy Code, the assumption of such contract is approved and the Reorganized Debtors shall satisfy all requirements under section 365(b) of the Bankruptcy Code with respect to such oil and gas lease. To the extent that any oil and gas lease of the Debtors is not subject to section 365 of the Bankruptcy Code, such oil and gas lease shall be revested in the Reorganized Debtors as of the Effective Date and all prepetition amounts owing under such oil and gas lease shall be paid by the Reorganized Debtors in accordance with the treatment of General Unsecured Claims in Class 6.

         19. Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Consensual Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.

         20. For purposes of the Consensual Plan, the obligations of the Debtors to indemnify and reimburse its directors and officers that were directors and officers, respectively, on or before the Petition Date or who became Directors and Officers after the Petition Date against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Consensual Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code irrespective of whether indemnification or reimbursement is owed in connection with any event occurring before, on, or after the Petition Date, provided, however, that the foregoing is not intended, and shall not be construed, to constitute the assumption of, or obligation to indemnify or reimburse any Person with respect to, any statutorily subordinated claim.


Miscellaneous

         21. Subject to Bankruptcy Rule 9010, and as provided in Section 7.4 of the Consensual Plan, distributions and deliveries to holders of Allowed Claims shall be made at the address of each holder as set forth on the Schedules filed with the Court or on the books and records of the Debtors or their agents unless superseded by the address set forth on proofs of claim by such holders, or the last known address of such holder if no proof of claim is filed, or if the Debtors have been notified in writing of a change of address,

         22. Without need for further order or authorization of the Court, the Debtors and or the Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Consensual Plan.

         23. An event of default under the Consensual Plan shall occur if any payment scheduled to be made to any state taxing authority in respect of any Allowed Claim under the Consensual Plan is not timely made by the Reorganized Debtors or if any current tax obligation that may be owed to any such state taxing authority is not timely paid pursuant to state law;

provided, however, that if such event of default occurs, the Reorganized Debtors shall have the right to cure such default within ten (10) days after written notice of such default is received from one or more of the affected state taxing authorities. If such an event of default continues after the ten (10) day period following the Reorganized Debtors' receipt of written notice of default, the affected state taxing authorities that provided such notice may proceed with state law remedies for collection of any and all amounts in respect of such tax obligations.

         24. Notwithstanding any provision in the Consensual Plan or Confirmation Order, all rights, interests and claims of the United States shall not be discharged, impaired or adversely affected by the Consensual Plan or Confirmation Order in these bankruptcy cases. The liabilities to the United States shall be paid, adjudicated and complied with as if these bankruptcy cases had not been commenced and shall be determined in the manner and by the administrative or judicial tribunals in which such rights, interests and claims would have been resolved or adjudicated had the bankruptcy cases not been commenced except that the amount of any liability for tax, interest and penalties on tax or additions to tax shall be determined under applicable provisions of the Internal Revenue Code (including, without limitation, Sections 108 and 382) and the Bankruptcy Code as such provisions may apply to the Debtors.

         25. The Debtors and the Reorganized Debtors may file with the Court and serve upon the appropriate holders objections to Claims and Equity Interests that have not previously been Allowed on or before the latest of (a) one hundred and twenty (120) days after the Effective Date, (b) forty-five (45) days after the proof of claim is filed with the Court, or (c) such later date as may be fixed by the Court.

         26. Any person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors or in relation to these cases pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code shall file and serve an application for allowance of final compensation for services rendered and reimbursement of related expenses incurred on or before the Confirmation Date in or in connection with this case (each, an "Application"), on each of the following entities not later than forty-five (45) days after the Effective Date:

                     WEIL, GOTSHAL & MANGES LLP
                     Attorneys for the Debtors and Debtors In Possession 767 Fifth Avenue
                     New York, New York  10153
                     Attention:  Michael P. Kessler

                     THE BAYARD FIRM
                     Attorneys for the Debtors and Debtors In Possession 222 Delaware Avenue, Suite 900
                     Wilmington, Delaware 19899
                     Attn:  Neil B. Glassman, Esq.

                     GIBSON, DUNN & CRUTCHER LLP
                     Attorneys for the Official Committee of Unsecured Creditors 200 Park Avenue
                     New York, New York 10166
                     Attn:  D. J. Baker, Esq.

                     SAUL, EWING, REMICK & SAUL LLP
                     222 Delaware Avenue, Suite 1200
                     Wilmington, Delaware 19899
                     Attn: Norman L. Pernick, Esq.


                     OFFICE OF THE UNITED STATES TRUSTEE Eastern District of Pennsylvania District of Delaware 601 Walnut Street Curtis Center, Room 950 West Philadelphia, Pennsylvania 19106 Attn: Frank Perch, Esq.

         27. A hearing to consider the Applications so served and filed shall be held before the Court as soon as counsel may be heard, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, Sixth Floor, Wilmington, Delaware 19801 (the

"Final Fee Hearing"), or on such adjourned date and time as may be announced at the Final Fee Hearing.

         28. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and shall set forth, among other things, in reasonable detail, (i) the name and address of the applicant, (ii) the nature of the professional or other services rendered and expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Effective Date, (iii) the amount of compensation and reimbursement of expenses requested, (iv) whether any payments have been received on account and, if so, the amount or amounts thereof, and (v) the amounts of compensation and reimbursement of expenses previously allowed by the Court, if any.

         29. No applications will be filed for compensation and reimbursement by professional persons for services rendered or expenses incurred on or after the Confirmation Date, and such compensation and reimbursement may be paid by the Reorganized Debtors in accordance with ordinary business practices and without order of the Court.

         30. The following entities - Credit Suisse First Boston Corporation, DDJ Capital Management LLC, Van Kampen High Income Corporate Bond Fund, Offitbank, the Bondholder Working Group and its members, State Street Research and Management Company, 2N Company LLC and Alexander Nazarenko - are deemed conclusively to have made substantial contributions in the Chapter 11 Cases for purposes of section 503(b)(3)(D) of the Bankruptcy Code. To the extent undisputed by the Reorganized Debtors, their respective actual and necessary attorneys' fees shall be paid by the Reorganized Debtors without further order. To the extend disputes exist, the Court shall determined the reasonableness of the fee requests.

         31. Pursuant to section 503(a) of the Bankruptcy Code and Bankruptcy Rule 3003(c), and except as otherwise provided in the following paragraph of this Order, each person or entity, including, without limitation, each individual, partnership, joint venture, corporation, estate, trust and governmental unit, that asserts an Administrative Expense Claim against one or more of the Debtors that arose after the commencement of such Debtor's chapter 11 case shall file a request for payment of such administrative expense, which substantially conforms to the form annexed to this Order as Exhibit "B", so as to be received not later than 5:00 p.m. (Eastern Standard Time) on or before March 16, 2001 (the "Administrative Expense Deadline Date"), by mailing the request to KCS Energy, Inc. Administrative Expense Claims Center, c/o The Altman Group, Inc., 60 East 42nd Street, Suite 1241, New York, New York 10165; such request will be deemed timely filed only when actually received by The Altman Group, Inc. at the above-referenced address on or before the Administrative Expense Deadline Date.

         32. The following persons or entities are not required to file Administrative Expense Claims by the Administrative Expense Deadline Date: (a) any person or entity which has already filed an Administrative Expense Claim against the Debtor(s); (b) holders of Administrative Expense Claims previously allowed by order(s) of this Court or approved by this Order; (c) the Debtors or any affiliates of the Debtors, individually or collectively, holding Claims against any of the other Debtors or any of their affiliates, individually or collectively; (d) any person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors or in relation to these cases pursuant to section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code; and (e) any administrative expenses that arise and are due and payable in the ordinary course of the Debtors' businesses, except with respect to those expenses that remain outstanding and unpaid by the Debtors beyond ordinary business terms or prior course of business dealings.

         33. Each Administrative Expense Claim, except as approved in this Order, to be properly filed pursuant to this Order, must (i) be written in the English language, (ii) be denominated in lawful currency of the United States,
(iii) set forth the specific name of the Debtor against which such claim is asserted, and (iv) conform substantially to the form annexed as Exhibit "B" to this Order.

         34. Pursuant to Bankruptcy Rule 3003(c), any person or entity that is required to file an Administrative Expense Claim against a Debtor in the form and manner specified by this Order and that fails to do so on or before the Administrative Expense Claim Deadline Date shall be forever barred, estopped and enjoined from ever asserting such Administrative Expense Claim against any of the Debtors (or filing a claim with respect thereto) and the Debtors and their properties shall be forever discharged of and from any and all indebtedness or liability with respect to such Administrative Expense Claim, and such holder shall not be permitted to participate in any distribution in the Debtors' chapter 11 cases on account of such Administrative Expense Claim or to receive any further notice regarding such Administrative Expense Claim.

         35. Notice of the Administrative Expense Claim Deadline Date, substantially in the form annexed to this Confirmation Order as Exhibit "C" (the "Administrative Bar Date Notice"), which Administrative Bar Date Notice is hereby approved in all respects, shall be deemed good, adequate and sufficient notice if such Notice is (a) published (as provided in the following decretal paragraph of this Order) and (b) served (together with the claim form annexed to this Order as Exhibit "B" by being deposited in the United States mail, first class postage prepaid (for parties with mailing addresses in the United States) or Federal Express overnight delivery (for parties with mailing addresses outside of the United States), within fifteen (15) Business Days following the entry of this Order upon (i) the Office of the United States Trustee, (ii) counsel to the Creditors' Committee, (iii) all parties who have previously filed notices of appearance in any of the Debtors' chapter 11 cases, and (iv) all entities known by the Debtors to possess or assert an Administrative Expense Claim.

         36. The Debtors shall cause the Administrative Bar Date Notice to be published one time in each of The New York Times (National Edition) and The Houston Chronicle (Houston), no later than fifteen (15) days after the entry of this Order, which publication is hereby approved in all respects and which shall be deemed good, adequate and sufficient notice by publication.

         37. On or before five (5) Business Day after entry of this Order, the Debtors shall (a) mail to all creditors and other parties in interest notice of the entry of this Order and (b) publish notice of the entry of this Order on one occasion in The New York Times (National Edition) and The Houston Chronicle (Houston). 38. To the extent of any inconsistency between the provisions of the Consensual Plan and this Order, the terms and conditions contained in the Order shall govern.

         39. The provisions of this Order are integrated with each other and are nonseverable and mutually dependent.

         40. This Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated:   Wilmington, Delaware
         January __, 2001


                                                  ------------------------------
                                                  UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

                               THE CONSENSUAL PLAN

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

In re:                                      )    Chapter 11
                                            )
KCS ENERGY, INC., PROLIQ, INC., KCS         )
ENERGY MARKETING, INC., KCS                 )    Case No. 00-0028 (PJW) and
RESOURCES, INC. A/K/A KCS MOUNTAIN          )    Case Nos. 00-0310 (PJW) through
RESOURCES, INC., KCS MEDALLION              )    00-0318 (PJW)
RESOURCES, INC., MEDALLION CALIFORNIA       )    JOINTLY ADMINISTERED
PROPERTIES, INC., MEDALLION GAS             )
SERVICES, INC., KCS ENERGY SERVICES,        )
INC., KCS MICHIGAN RESOURCES, INC. AND      )
NATIONAL ENERDRILL CORP.,                   )
                                            )
Debtors.


              DEBTORS' FOURTH AMENDED JOINT PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

         KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a/ KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp., as chapter 11 debtors and debtors in possession (collectively, the "Debtors") propose the following joint chapter 11 plan under section 1121(a) of title 11 of the United States Code:

                                   Article I

                                   DEFINITIONS

         As used herein, the following terms have the respective meanings specified below:

         1.1 Administrative Expense Claim means any expense or claim allowable in the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

         1.2 Allowed means, with reference to any Claim or Equity Interest, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (b) any Claim or Equity Interest allowed hereunder, (c) any Claim or Equity Interest which is not Disputed by the applicable deadline, (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtors pursuant to a Final Order of the Bankruptcy Court or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" or "Allowed Equity Interests" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

         1.3 Bank Lenders means the banks that participated in the Medallion Facility and the Resources Facility.

         1.4 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         1.5 Bankruptcy Court means the United States District Court for the District of Delaware having subject matter jurisdiction over the Chapter 11 Cases and, to the extent of any reference under section 157 of title 28 of the United States Code, the Bankruptcy Court unit of such District Court under section 151 of title 28 of the United States Code.

         1.6 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and all Local Rules of the Bankruptcy Court applicable to the Chapter 11 Cases.

         1.7 Benefit Plans means all benefit plans, policies and programs, including all savings plans and retirement pension plans, sponsored by KCS.

         1.8 Bondholder Working Group means, collectively, Credit Suisse First Boston Corporation, Lord Abbett Bond Debenture Fund, Inc., COVA Bond-Debenture Fund, Turnberry Capital Management LP, Spindrift Partners LP, Spindrift Investors (Bermuda) L.P., and Wellington Management Company, LLP.

         1.9 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         1.10 Cash means lawful currency of the United States of America.

         1.11 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code, In re KCS Energy, Inc., et al., Chapter 11 Case No. 00-0028
(PJW) and Case Nos. 00-0310 (PJW) through 00-0318 (PJW) Jointly Administered, currently pending before the Bankruptcy Court.

         1.12 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

         1.13 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

         1.14 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not timely avoided under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

         1.15 Commencement Date means January 18, 2000, the date on which KCS answered the involuntary petition and did not object to entry of the Order for Relief entered in the involuntary Chapter 11 Case No. 00-0028 (PJW) and the date on which the Chapter 11 Cases of each of the Debtors other than KCS commenced.

         1.16 Confirmation Date means the date on which the Bankruptcy Court signs the Confirmation Order.

         1.17 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan as such hearing may be adjourned or continued from time to time.

         1.18 Confirmation Order means the order of the Bankruptcy Court confirming the Plan.

         1.19 Creditors' Committee means the statutory committee of unsecured claim holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

         1.20 CSFB means Credit Suisse First Boston Corporation.

         1.21 Debtors means, collectively, KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources, Inc. a/k/a KCS Mountain Resources, Inc., KCS Medallion Resources, Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp.

         1.22 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101(1), 1107(a) and 1108 of the Bankruptcy Code.

         1.23 DIP Cash Collateral Order means the Order Authorizing and Restricting the Use of Cash Collateral and Granting Adequate Protection, dated and entered by the Court on the Commencement Date and providing for, among other things, the Debtors' use of cash collateral of the lenders thereto, designating Canadian Imperial Bank of Commerce as agent.

         1.24 Disclosure Statement means the disclosure statement and Supplemental Disclosure Statement relating to the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.25 Disposition Date means the date on which the liability, if any, of a Debtor on a Disputed Claim is established by a final, nonappealable order of a court or other tribunal of competent jurisdiction, or the date pursuant to an agreement between a Debtor and a claimant settling or otherwise disposing of a Disputed Claim such that such Debtor, under applicable nonbankruptcy law, would be required to pay such Claim on that date.

         1.26 Disputed means, with reference to any Claim, any Claim proof of which was timely and properly filed, and in such case or in the case of an Administrative Expense Claim, any Administrative Expense Claim or Claim which is disputed under the Plan or as to which the Debtors or Reorganized Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order; any Claim proof of which was required to be filed by order of the Bankruptcy Court, but as to which a proof of claim was not timely or properly filed; and any Claim the liquidation or disposition of which is pending before a court or tribunal of competent jurisdiction as of the Commencement Date or which is otherwise disputed or contested, or becomes disputed or contested, by one or more of the Debtors or Reorganized Debtors.

         1.27 Distribution Record Date means the day that is 5 Business Days from and after the Confirmation Date.

         1.28 Effective Date means the first Business Day after the Confirmation Order is signed on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

         1.29 Employee and Director Stock Option Plans means the stock option plans adopted prior to the Commencement Date permitting KCS to grant options to its employees and directors to acquire shares of KCS Common Stock.

         1.30 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to subscribe for or otherwise acquire any such interest.

         1.31 Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, if an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or petition for certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or motion for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Bankruptcy Code section 502(j), Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

         1.32 General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Senior Notes Claim, or Senior Subordinated Notes Claim.

         1.33 Indenture Trustees means the Senior Indenture Trustee and the Senior Subordinated Indenture Trustee when described collectively.

         1.34 Indentures means, when referenced collectively, the Senior Indenture and the Senior Subordinated Indenture.

         1.35 KCS means KCS Energy, Inc., a Delaware corporation.

         1.36 KCS Common Stock means the shares of common stock of KCS authorized, issued and outstanding as of the Effective Date.

         1.37 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

         1.38 Medallion Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Medallion Resources, Inc., KCS Energy Services, Inc., KCS Energy, Inc., and Medallion Gas Services, Inc., and Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent and the Lenders Signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $49,500,688.30 as of the Commencement Date.

         1.39 New Exit Facility means at the option of the Debtors or Reorganized Debtors, as applicable, either (a) a new loan facility having aggregate loans and availability to Reorganized KCS of not more than $165 million plus an amount to secure hedging obligations, or (b) a production payment facility including the sale by certain of the Debtors of overriding royalty interests and/or production payments in a specified volume or dollar denominated amount of hydrocarbons (or proceeds thereof) in designated properties for a purchase price of approximately $175 million. To the extent that an agreement is reached and definitive documentation is completed and the new loan facility is selected by the Debtors (or Reorganized Debtors) as the New Exit Facility, the terms of the new loan facility shall be substantially as set forth in the Term Sheet, dated January 5, 2001, provided by CIBC World Markets Corp., or as may be agreed with such other loan provider as the Debtors may elect. To the extent that an agreement is reached and definitive documentation is completed and the production payment facility is selected by the Debtors (or the Reorganized Debtors) as the New Exit Facility, the terms of the production payment facility, if accepted, shall be substantially as set forth in the Commitment Letter, dated January 30, 2001, provided by Enron North America Corp. The Debtors will seek approval by the Bankruptcy Court at the Confirmation hearing of (i) the new loan facility and the production payment facility; and (ii) the authority to select on or before the Effective Date one or the other of the new loan facility or the production payment facility as the New Exit Facility.

         1.40 New Employee and Director Stock Option Plan means the stock option plan to be adopted on the Effective Date permitting the Debtors to grant to their employees and directors options and other rights to acquire shares of KCS Common Stock representing up to 10% of all issued and outstanding shares of KCS Common Stock on a fully-diluted basis. The New Employee and Director Stock Option Plan will be substantially in the form contained in the Plan Supplement.

         1.41 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

         1.42 Other Secured Claim means any Secured Claim other than a Secured Bank Claim and specifically including any Secured Claim of any taxing authority.

         1.43 Plan means this chapter 11 plan, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

         1.44 Plan Supplement means the forms of documents referenced in the Plan and attached thereto.

         1.45 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.46 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or

Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests in such Class.

         1.47 Reorganized Debtors means the Debtors, on and after the Effective Date.

         1.48 Reorganized Debtors' By-laws means the amended and restated By-laws of the Reorganized Debtors which will be substantially in the form contained in the Plan Supplement.

         1.49 Reorganized Debtors' Certificates of Incorporation means the restated Certificates of Incorporation of Reorganized Debtors which will be substantially in the form contained in the Plan Supplement.

         1.50 Reorganized KCS means KCS, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

         1.51 Reorganized KCS By-laws means the amended and restated By-laws of Reorganized KCS which will be substantially in the form contained in the Plan Supplement.

         1.52 Reorganized KCS Certificate of Incorporation means the restated Certificate of Incorporation of Reorganized KCS which will be substantially in the form contained in the Plan Supplement.

         1.53 Reorganized KCS Convertible Preferred Stock means the convertible preferred stock of Reorganized KCS bearing a fixed, preferred dividend of 5% per annum, cumulative (such dividend payable quarterly in cash or, during the first two years following the Effective Date, in shares of KCS Common Stock, par value $.01 per share, if the Senior Notes are outstanding, or, if not, at the discretion of Reorganized KCS), having a stated value and liquidation preference of a minimum $25,000,000 and maximum $30,000,000, and mandatory redemption not earlier than twelve months after the maturity date and payment of the Subordinated Notes, authorized and to be issued pursuant to the Plan, and substantially in the form and having the terms contained in the Plan Supplement.

         1.54 Resources Facility means the secured revolving credit facility provided pursuant to the First Amended and Restated Credit Agreement among KCS Resources, Inc., KCS Michigan Resources, Inc., and KCS Energy Marketing, Inc., Canadian Imperial Bank of Commerce, New York Agency, as Agent, CIBC, Inc., as Collateral Agent, Bank One, Texas, National Associates, as Co-Agent, Nations Bank of Texas, N.A., as Co-Agent and the lenders signatory thereto, as to which the aggregate principal amount of indebtedness outstanding was $57,594,200.60 as of the Commencement Date.

         1.55 Secured Bank Claims means Claims arising from the Resources Facility and the Medallion Facility.

         1.56 Secured Claim means any Claim which is secured by a Lien against Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, if such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

         1.57 Senior Indenture means the indenture governing the Senior Notes, dated as of January 15, 1996, as amended by the First Supplement dated as of December 2, 1996, and by the Second Supplement dated as of January 3, 1997.

         1.58 Senior Indenture Trustee means State Street Bank and Trust Company, or any successor thereto, in its capacity as Indenture Trustee of the Senior Indenture, dated as of January 15, 1996.

         1.59 Senior Notes means the Series A and Series B 11% Senior Notes due January 15, 2003 issued pursuant to the Senior Indenture.

         1.60 Senior Subordinated Indenture means the indenture governing the Senior Subordinated Notes, dated as of January 15, 1998.

         1.61 Senior Subordinated Indenture Trustee means U.S. Bank, N.A. in its capacity as Indenture Trustee of the Senior Subordinated Indenture, dated as of January 15, 1998.

         1.62 Senior Subordinated Notes means the 8.875% Senior Subordinated Notes due January 15, 2008 issued pursuant to the Senior Subordinated Indenture.

         1.63 Interpretation; Application of Definitions and Rules of Construction.

         Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective
Section in, Article of, Schedule to, or Exhibit to, the Plan. If any description of a security or policy of any of the Debtors in the Plan is inconsistent with the documents governing such security or policy, the description of the governing documents is controlling. The rules of construction contained in section 102 of the Bankruptcy Code apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   Article II

                           TREATMENT OF ADMINISTRATIVE
                         EXPENSE CLAIMS AND PRIORITY TAX
                          CLAIMS UNDER BANKRUPTCY CODE
                   SECTIONS 507(a)(1), 507(a)(2) and 507(a)(8)

         2.1 Administrative Expense Claims.

         Except to the extent any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

         2.2 Professional Compensation and Reimbursement Claims.

         All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is 30 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim by final order, or as soon thereafter as is practicable, or (ii) upon such other terms as may be mutually agreed upon between such holder of a Professional Compensation and Reimbursement Claim and the Reorganized Debtors.

         2.3 Priority Tax Claims.

         Except to the extent a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments (or such other periodic cash payments as may be agreed to by the parties or ordered by the Bankruptcy Court) in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  Article III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims against and Equity Interests in the Debtors are divided into the following Classes:

         Class 1--Other Priority Claims

         Class 2--Secured Bank Claims

         Class 3--Other Secured Claims

         Class 4--Senior Notes Claims

         Class 5--Senior Subordinated Notes Claims

         Class 6--General Unsecured Claims

         Class 7--KCS Common Stock Equity Interests

         Class 8--Employee and Director Stock Option Plans Equity Interests

                                   Article IV

                           PROVISIONS FOR TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

         4.1 Other Priority Claims (Class 1).

         On the Effective Date, except to the extent a holder of an Allowed Other Priority Claim agrees to a different treatment of such Allowed Other Priority Claim, each Allowed Other Priority Claim shall be unimpaired in accordance with section 1124 of the Bankruptcy Code. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         Class 1 is not impaired under the Plan.

         4.2 Secured Bank Claims (Class 2).

         The Secured Bank Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate principal amount of $107,094,888.90, plus interest accrued, and fees and other charges incurred since the Commencement Date, minus payments made to the Bank Lenders pursuant to interim and final orders authorizing and restricting the Debtors' use of cash collateral and granting the Bank Lenders adequate protection.

         On the Effective Date, the holders of the Secured Bank Claims shall receive Cash in an amount necessary to satisfy all of the Secured Bank Claims in full, inclusive of all outstanding and unpaid principal, interest, fees and charges as of the Effective Date.

         Class 2 is not impaired under the Plan.

         4.3 Other Secured Claims (Class 3).

         On the Effective Date, any Allowed Other Secured Claims shall either be
(i) reinstated, or (ii) paid in full by the Reorganized Debtors without consideration to any penalty or accelerated amount, but with accumulated interest at such non-penalty rate as may be agreed to by the Debtors (or the Reorganized Debtors) and the respective holders of Allowed Other Secured Claims, or at such other interest rate as otherwise ordered by the Court. Holders of Allowed Other Secured Claims shall retain any valid, enforceable liens they may have securing such claims until such claims are paid in full.

         Class 3 is not impaired under the Plan.

         4.4 Senior Notes Claims (Class 4).

         Senior Notes Claims are Claims arising from the Debtors' obligations under the Senior Notes. The Senior Notes Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $150,000,000, plus accrued interest thereon from January 15, 1999 to the Effective Date.

         On the Effective Date, the holders of Senior Notes shall receive, on a Pro Rata basis, Cash equal to the sum of (a) $60,000,000 plus the amount of past due accrued and unpaid interest on $60,000,000 of Senior Notes as of the Effective Date, compounded semi-annually at 11% per annum, and (b) the amount of past due accrued and unpaid interest on $90,000,000 of Senior Notes as of January 15, 2001, compounded semi-annually at 11% per annum. The remaining $90,000,000 outstanding principal amount of Senior Notes shall be renewed in accordance with the amended Senior Indenture as approved by the Bankruptcy Court at the Confirmation Hearing. Interest will continue to accrue on the renewed $90,000,000 of Senior Notes at the stated rate after January 15, 2001 and will be paid on the interest payment dates set forth in the Senior Indenture. The amended Senior Indenture shall be substantially in the form contained in the Plan Supplement.

         The unconditional guarantees of the Senior Notes by all Debtors other than KCS, as provided by Article XIII of the Senior Indenture, shall be reinstated and shall become the unconditional guarantees of all renewed Senior Notes by all Reorganized Debtors other than Reorganized KCS. Without limitation to the foregoing, the maturity date of the renewed Senior Notes shall not be altered. All actions required to consummate the Plan and the actions KCS contemplates taking on the Effective Date that impact the Senior Indenture shall be valid and authorized under the amended Senior Indenture.

         Holders of Senior Notes and the Senior Indenture Trustee shall have no right, pursuant to a subordination agreement or otherwise, to attach or otherwise acquire distributions made to holders of Senior Subordinated Notes under the Plan.

         Class 4 is impaired under the Plan.

         4.5 Senior Subordinated Notes Claims (Class 5).

         Senior Subordinated Notes Claims are Claims arising from the Debtors' obligations under the Senior Subordinated Notes. The Senior Subordinated Notes Claims will be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $125,000,000 plus accrued interest from January 15, 1999, to the Effective Date.

         On the Effective Date, the holders of Senior Subordinated Notes shall receive Cash in the amount of past due accrued and unpaid interest as of January 15, 2001, compounded semi-annually at 8 7/8% per annum. The Senior Subordinated Notes shall be renewed in accordance with the amended Senior Subordinated Indenture, as approved by the Bankruptcy Court at the Confirmation Hearing, which includes, among other amendments, an acceleration of the maturity date of the Senior Subordinated Notes to January 15, 2006. Interest will continue to accrue on the renewed Senior Subordinated Notes at the stated rate after January 15, 2001 and will be paid on the interest payment dates set forth in the Senior Subordinated Indenture. The amended Senior Subordinated Indenture will be substantially in the form contained in the Plan Supplement.

         The unconditional guarantees of the Senior Subordinated Notes by all Debtors other than KCS, as provided by Article XIII of the Senior Subordinated Indenture, shall be reinstated and shall become the unconditional guarantees of all renewed Senior Notes by all Reorganized Debtors other than Reorganized KCS. All actions required to consummate the Plan and the actions KCS contemplates taking on the Effective Date that impact the Senior Subordinated Indenture shall be valid and authorized under the amended Senior Subordinated Indenture.

         Class 5 is impaired under the Plan.

         4.6 General Unsecured Claims (Class 6).

         On the Effective Date, Allowed General Unsecured Claims due and payable on or before the Effective Date shall be paid in full in Cash by the Reorganized Debtor or

Reorganized Debtors obligated on such Claim. All Allowed General Unsecured Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

         Class 6 is not impaired under the Plan.

         4.7 KCS Common Stock Equity Interests (Class 7).

         KCS Common Stock Equity Interests are interests in KCS represented by any one of the approximately 29,265,810 authorized, issued and outstanding shares of common stock of KCS. Each share of KCS Common Stock constitutes an allowed KCS Common Stock Equity Interest.

         The holders of KCS Common Stock Equity Interests will retain their Pro Rata share of 29,265,810 shares of Common Stock, which will constitute 100% of the authorized, issued and outstanding shares of Reorganized KCS on the Effective Date.

         The KCS Common Stock Equity Interests' Pro Rata Share of the authorized, issued and outstanding shares of KCS Common Stock will be subject to dilution from KCS Common Stock issued upon the conversion of Reorganized KCS Convertible Preferred Stock and dividends paid in KCS Common Stock on Reorganized KCS Convertible Preferred Stock. Assuming $25 million dollars of Reorganized KCS Convertible Preferred Stock is issued and fully converted into KCS Common Stock, the dilution will result in holders of KCS Common Stock Equity Interests retaining approximately 77.84% of the authorized, issued and outstanding shares of KCS Common Stock. Assuming $30 million dollars of Reorganized KCS Convertible Preferred Stock is issued and fully converted into KCS Common Stock, the dilution will result in holders of KCS Common Stock Equity Interests retaining approximately 74.53% of the authorized, issued and outstanding shares of KCS Common Stock. KCS Common Stock Equity Interests may also be diluted by the exercise of options granted under the New Employee and Director Stock Option Plan.

         Class 7 is impaired under the Plan.

         4.8 Employee and Director Stock Option Plans Equity Interests (Class
8).

         On the Effective Date, the Employee and Director Stock Option Plans Equity Interests and each issued and unexercised option issued under the Employee and Director Stock Option Plans shall be cancelled, and each holder of Employee and Director Stock Option Plans Equity Interests shall not receive or retain any property, interest in property or interest in KCS Common Stock on account of such Employee and Director Stock Option Plans options.

         Class 8 is impaired under the Plan.

                                   Article V

                     IDENTIFICATION OF CLASSES OF CLAIMS AND
                   INTERESTS IMPAIRED; ACCEPTANCE OR REJECTION
                         OF THIS PLAN OF REORGANIZATION

         5.1 Holders of Claims and Equity Interests Entitled to Vote.

         Each of Class 1 (Other Priority Claims), Class 2 (Secured Bank Claims), Class 3 (Other Secured Claims) and Class 6 (General Unsecured Claims) is not impaired under the Plan. Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

         Class 4 (Senior Notes Claims), Class 5 (Senior Subordinated Notes Claims) and Class 7 (KCS Common Stock Equity Interests) are impaired under the Plan and the holders of Claims and Equity Interests in such Classes are entitled to vote to accept or reject the Plan. Class 8 (Employee and Director Stock Option Plans Equity Interests) is impaired by the Plan and the holders of Equity Interests in such Class will not receive any distribution or retain any property on account of such Equity Interests. Accordingly, holders of Equity Interests in Class 8 are deemed to reject the Plan and are not entitled to vote on the Plan.

                                   Article VI

                             MEANS OF IMPLEMENTATION

         6.1 New Exit Facility.

         On the Effective Date, all Allowed Claims in Class 2 (Secured Bank Claims) shall be repaid with proceeds of the New Exit Facility. On or before the Effective Date, to the extent that an agreement is reached and definitive documentation is completed for either or both of the new loan facility or production payment facility described in Section 1.39 of the Plan, the Debtors or Reorganized Debtors, as applicable, shall select either the new loan facility or the new production payment facility (but not both) as the New Exit Facility, the documents evidencing the New Exit Facility shall be executed and delivered and funds remaining available under the New Exit Facility shall be available for use by the Reorganized Debtors in accordance with the terms thereof.

         6.2 Issuance of New Securities.

         The issuance of Reorganized KCS Convertible Preferred Stock by Reorganized KCS and adoption of the New Employee and Director Stock Option Plan shall be authorized, upon confirmation of the Plan, without the need for any further corporate action. The KCS Common Stock to be issued upon a conversion of Reorganized KCS Convertible Preferred Stock and pursuant to the New Employee and Director Stock

Option Plan shall be authorized upon confirmation of the Plan under the Reorganized KCS Certificate of Incorporation and the Reorganized KCS By-laws.

         Proceeds from the issuance of Reorganized KCS Convertible Preferred Stock up to the amount of $25 million shall be allocated to the Effective Date principal payment on Senior Notes. Any excess proceeds from issuance of Reorganized KCS Convertible Preferred Stock over $25 million shall be used solely for additional working capital or reduction of principal under the New Exit Facility.

         6.3 Cash Availability to Fund Plan.

         The New Exit Facility, proceeds from the issuance of Reorganized KCS Convertible Preferred Stock and Cash on hand shall provide sufficient funds to pay the amounts required to satisfy Effective Date cash requirements under the Plan.

         6.4 Cancellation of Existing Securities and Agreements.

         On the Confirmation Date, without need for further corporate action, the KCS Employee and Director Stock Option Plans, and the options issued and unexercised thereunder, shall be cancelled and will have no further force or effect. Corporate Action.

         (a) Board of Directors of Reorganized Debtors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their Boards of Directors, subject to, and in accordance with, the Reorganized Debtors' Certificates of Incorporation and the Reorganized Debtors' By-laws. The initial Boards of Directors of the Reorganized Debtors shall consist of the current members disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court.

         (b) Officers of Reorganized Debtors. The initial officers of the Reorganized Debtors shall consist of the current officers disclosed in the Disclosure Statement or an amendment or supplement to the Disclosure Statement or such other filing as may be made with the Bankruptcy Court. The selection of officers of Reorganized Debtors after the Effective Date shall be as provided in their respective bylaws.

         (c) Liquidity Provisions. The Debtors shall make all reasonable efforts necessary to ensure an active and fully valued public market for the trading of KCS Common Stock, including, but not limited to, issuing appropriate releases of information and otherwise complying with the requirements of paragraph (c) of Rule 144 under the Securities Act of 1933, as amended, conducting informational meetings with potential investors and research analysts, registering newly issued shares of KCS Common Stock under the Securities Exchange Act of 1934, as amended, so that Reorganized KCS will remain a public reporting company on the New York Stock Exchange (or other nationally recognized exchange), in all events subject to applicable laws, rules and regulations. Reorganized KCS expects to file with the Securities and Exchange Commission, promptly following the Effective Date, a registration statement on form S-8, or other appropriate form under the Securities Act, to register KCS Common Stock issuable upon conversion of New KCS Convertible Preferred Stock or exercise of options granted under the New Employee and Director Stock Option Plan.

         6.5 Confirmation Under Section 1129(b) of the Bankruptcy Code.

         If any impaired class rejects the Plan, the Debtors may request confirmation of the Plan pursuant to Bankruptcy Code section 1129(b).

                                  Article VII

                       PROVISIONS GOVERNING DISTRIBUTIONS

         7.1 Date of Distributions.

         Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the first Business Day after the Effective Date or as soon as practicable thereafter and deemed made on the first Business Day after the Effective Date. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         7.2 Distribution Record Date for Holders of Senior Notes Claims and Senior Subordinated Notes Claims.

         The Distribution Record Date shall be the date for determining the holders of Allowed Senior Notes Claims and Allowed Senior Subordinated Notes Claims entitled to receive the distributions provided under the Plan. As of the close of business on the Distribution Record Date, the Reorganized Debtors and the Indenture Trustees or agents shall have no obligations to recognize any transfer of Senior Notes or Senior Subordinated Notes occurring after the Distribution Record Date for purposes of distributions under the Plan. The Reorganized Debtors and the Indenture Trustees or their agents shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustees or agents for the Senior Notes and Senior Subordinated Notes as of the close of business on the Distribution Record Date.

         7.3 Surrender of Instruments.

         As a condition to receiving any distribution under the Plan, each holder of Senior Notes must surrender such Senior Notes to the Senior Indenture Trustee. Any holder of Senior Notes who fails to (a) surrender such Senior Notes, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors and furnish a bond in form, substance, and amount reasonably satisfactory to the Reorganized Debtors before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under the Plan. Upon surrender, each holder of Senior Notes shall receive an amended Senior Note instrument reflecting the reduction in outstanding principal paid pursuant to the Plan.

         7.4 Compensation of Professionals and the Indenture Trustees' Fees.

         Each person retained or requesting compensation in the Chapter 11 Cases pursuant to section 330 or 503(b) of the Bankruptcy Code shall file an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before a date to be determined by the Bankruptcy Court in the Confirmation Order or any other order of the Bankruptcy Court. Objections to any application made under this section shall be filed on or before a date to be fixed and determined by the Bankruptcy Court in the Confirmation Order or such other order.

         To the extent allowed by law, the fees of the Indenture Trustees (acting in their capacity as Indenture Trustee and, if applicable, acting in their capacity as disbursing agent) and their professionals shall conclusively be deemed fair and reasonable and shall be paid by the Debtors pursuant to the Confirmation Order. Upon payment of the fees and expenses of the Indenture Trustees, the Indenture Trustees will be deemed to have released their liens securing payment of their fees and expenses for all fees and expenses payable through the Effective Date.

         The Debtors agree to support applications to pay the reasonable fees and expenses of the following entities and their professionals: the Creditors' Committee and its members, CSFB, DDJ Capital Management LLC, Van Kampen High Income Corporate Bond Fund, Offitbank, the Bondholder Working Group and its members, State Street Research and Management Company, 2N Company LLC and Alexander Nazarenko.

         7.5 Delivery of Distributions.

         Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or an Allowed Equity Interest shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors or the Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Debtors or Reorganized Debtors, as applicable, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtors or Reorganized Debtors, as applicable, have determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized

Debtors, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

         At the option of the Debtors or Reorganized Debtors, as applicable, with the consent of the Creditors' Committee, distributions to holders of Senior Notes Claims and Senior Subordinated Notes Claims shall be made by a distribution agent or the Debtors or Reorganized Debtors, as applicable. With the consent of the Creditors' Committee, the Debtors or Reorganized Debtors, as applicable, shall make such distribution directly to the Senior Indenture Trustee and the Senior Subordinated Indenture Trustee, as appropriate.

         7.6 Manner of Payment Under the Plan.

         At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

         7.7 Setoffs and Recoupment.

         The Debtors or Reorganized Debtors may, but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim (other than Senior Notes Claims, Senior Subordinated Notes Claims or Secured Bank Claims), any claims of any nature whatsoever that the Debtors or Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim it may have against such claimant.

         7.8 Distributions After Effective Date.

         Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

         7.9 Exculpation.

         The Reorganized Debtors, the Indenture Trustees, the Creditors' Committee, the Bondholder Working Group, State Street Research and Management Company, 2N Company LLC and Alexander Nazarenko and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates, and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) shall have no liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         7.10 Change of Control.

         Under the terms of the Plan, no change of control will occur under the Debtors current contracts because holders of KCS Common Stock Equity Interests will continue to own more than half of the outstanding common stock of the Reorganized KCS at the Effective Date.

         7.11 Retention of Causes of Action.

         The Reorganized Debtors do not release or abandon any of their causes of action except as expressly set forth in the Plan.

                                  Article VIII

                        PROCEDURES FOR TREATING DISPUTED
                       CLAIMS UNDER PLAN OF REORGANIZATION

         8.1 Disputed Claims.

         Process. If any Debtor or Reorganized Debtor disputes any Claim, such Disputed Claim shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced (except that, under Bankruptcy Code sections 365 and 1124, contractual provisions, accelerations and cured defaults eliminated or rendered unenforceable by such sections shall remain eliminated or unenforceable) and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced and, upon the determination, resolution, or adjudication thereof as provided herein, shall be deemed to be an Allowed Claim as of the Disposition Date, and in the amount established by, such determination, resolution, or adjudication; provided, however, that (a) any Debtor or Reorganized Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a holder of a Claim, and (b) any Claim arising out of the exercise by any Debtor, as Debtor in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code shall be determined in accordance with applicable bankruptcy law as well as any applicable nonbankruptcy law. To effectuate the foregoing, the entry of an order confirming this Plan shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution, or adjudication of a Disputed Claim, except for any Disputed Claim arising out of the exercise by a Debtor, as Debtor in Possession, of any rejection, avoidance, recovery, subordination, or other power (or defense) available to it under applicable provisions of the Bankruptcy Code.

         (b) Tort Claims. All tort Claims are Disputed Claims. Any unliquidated tort Claim that is not otherwise settled or resolved pursuant to subsection 8.1(a) of the Plan will be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction. Any tort Claim determined and liquidated pursuant to a judgment obtained in accordance with subsection 8.1(a) of the Plan and applicable non-bankruptcy law no longer subject to appeal or other review shall be deemed to be an Allowed Claim in Class 6 in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in subsection 8.1(b) of the Plan will constitute or be deemed a waiver of any claim, right or cause of action that any Debtor or Reorganized Debtor may have against any person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28, United States Code.

         8.2 Objections to Claims.

         Except insofar as a proof of claim filed in respect of a Claim is Allowed under the Plan, the Reorganized Debtors will be entitled to object to such proof of claim. Any objections to a proof of claim shall be served and filed on or before the latest of (a) one hundred and twenty (120) days after the Effective Date, (b) forty-five (45) days after the proof of claim is filed with the Bankruptcy Court, and (c) such date as may be fixed by the Bankruptcy Court.

         8.3 No Distributions Pending Allowance.

         Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

         8.4 Distributions After Allowance.

         If a Disputed Claim ultimately becomes an Allowed Claim, a distribution will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date on which a Disputed Claim becomes an Allowed Claim, the Reorganized Debtor or Reorganized Debtors obligated on such Claim will provide to the holder of such Claim the distribution to which such holder is entitled under the Plan.

                                   Article IX

                         PROVISIONS GOVERNING EXECUTORY
                         CONTRACTS AND UNEXPIRED LEASES

         On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed other than those executory contracts and unexpired leases that the Debtors shall have previously rejected or shall list on a schedule filed with the

Bankruptcy Court prior to the commencement of the Confirmation Hearing. Entry of the Conformation Order shall constitute approval, pursuant to section 365(a) of the Bankruptcy Code, of such assumptions pursuant to the Plan.

                                   Article X

                     CONDITIONS PRECEDENT TO EFFECTIVE DATE

         10.1 Conditions Precedent to Effective Date of Plan.

         The occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

         (a) The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors, and there shall not be a stay or injunction in effect with respect thereto.

         (b) New Exit Facility. The closing and funding of the New Exit Facility shall have begun.

         (c) Reorganized KCS Convertible Preferred Stock. The sale of Reorganized KCS Convertible Preferred Stock shall have been completed and the proceeds of such sale shall be available to the Debtors.

         (d) Regulatory Approvals. All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of the Plan shall have been obtained.

         (e) Effective Date Deadline. The Effective Date shall occur on or before March 31, 2001.

         10.2 Waiver of Conditions Precedent.

         With the consent of the Creditors' Committee, each of the conditions precedent in section 10.1 hereof may be waived by the Debtors, in whole or in part.

                                   Article XI

                             EFFECT OF CONFIRMATION

         11.1 Vesting of Assets.

         On the Confirmation Date, the Debtors, their properties, interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and the estate of the Debtors shall vest in the Reorganized Debtors on the Effective Date. From and after the Confirmation Date the Debtors and thereafter the Reorganized Debtors may operate their businesses and may use, acquire and dispose of their property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

         11.2 Binding Effect.

         Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder's respective successors and assigns, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

         11.3 Discharge of Debtors.

         Except as otherwise provided herein, pursuant to Bankruptcy Code section 1141(d)(1), on the Confirmation Date all Claims against and Equity Interests in any of the Debtors will be discharged and released. Except as otherwise provided herein, on the Confirmation Date, as to every discharged debt, Claim, or Equity Interest, all persons, entities, and governmental units (including, without limitation, any creditor or holder of a Claim or Equity Interest) shall be precluded from asserting against the Debtors or the Reorganized Debtors, or against the Debtors' or the Reorganized Debtors' assets or properties, all such debts, Claims, or Equity Interests and any other or further Claim based upon any document, instrument, or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         11.4 Term of Injunctions or Stays.

         Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         11.5 Indemnification Obligations.

         Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Commencement Date to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees who were directors, officers, or employees of the Debtors, respectively, against any claims or causes of action as provided in the Debtors' certificates of incorporation, bylaws, or applicable state or federal law, will survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether such indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before or after the Commencement Date. The Debtors' indemnification obligations are limited to those authorized or permitted under state or federal law as the same is now or may become applicable at the time any claim for indemnification is made. Among other things, applicable state and federal law may limit the ability of officers, directors, and employees to enforce indemnification provisions in connection with violations of federal or state securities laws. There are no indemnification claims currently pending against any of the Debtors and the Debtors are not aware of any claims against their officers, directors, or employees that could result in the assertion of claims for indemnification against any of the Debtors.

         11.6 Limited Release.

         On the Effective Date, the Debtors hereby release the officers and directors of the Debtors holding office at any time prior to the Effective Date, the Debtors' counsel, the lenders under the DIP Cash Collateral Agreement, each holder of KCS Common Stock Equity Interests, the Indenture Trustees, the Creditors' Committee, CSFB, the Bondholder Working Group, State Street Research and Management Company, 2N Company LLC and Alexander Nazarenko and each of their respective members, partners, officers, directors, employees, advisors, agents, affiliates and representatives (including any attorneys, accountants, financial advisors, investment bankers and other professionals retained by such persons or entities) for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                                  Article XII

                            RETENTION OF JURISDICTION

         The Bankruptcy Court has exclusive jurisdiction over the Chapter 11 Cases and exclusive or concurrent jurisdiction over all matters arising under the Bankruptcy Code, arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes, and retains exclusive or concurrent jurisdiction where either exists:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

         (b) To determine any and all adversary proceedings, applications and contested matters.

         (c) To ensure distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein.

         (d) To hear and determine any timely objections to Administrative Expense Claims or to proofs of claim, including, without limitation, any objections to the classification of any Claim, and to allow or disallow any Claim as to which an objection has been filed in whole or in part.

         (e) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated.

         (f) To issue orders in aid of execution of the Plan of Reorganization as authorized by section 1142 of the Bankruptcy Code.

         (g) To consider any amendments to or modifications of the Plan.

         (h) To cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

         (i) To hear and determine all applications of retained professionals under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

         (j) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

         (k) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code.

         (l) To hear any other matter not inconsistent with the Bankruptcy Code.

         (m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under section 11.3 hereof.

         (n) To issue injunctions and effect any other actions that may be necessary or desirable to restrain any interference by any entity with the consummation or implementation of the Plan.

         (o) To enter a final decree closing these Chapter 11 Cases.

                                  Article XIII

                            MISCELLANEOUS PROVISIONS

         13.1 Payment of Statutory Fees.

         All fees payable under section 1930, chapter 123, title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date. Any such fees accrued after the Effective Date will constitute an Allowed Administrative Expense Claim and be treated in accordance with section 2.1 hereof.

         13.2 Retiree Benefits.

         On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtors have obligated themselves to provide such benefits.

         13.3 Benefit Plans.

         Subject to the occurrence of the Effective Date, all Benefit Plans will survive confirmation of the Plan.

         13.4 Administrative Expenses Incurred After the Confirmation Date.

         Administrative expenses incurred by the Debtors or the Reorganized Debtors after the Confirmation Date, including (without limitation) Claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or the Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval; provided, however, that no Claims for professional fees and expenses incurred after the Confirmation Date shall be paid until after the occurrence of the Effective Date.

         13.5 Compliance with Tax Requirements.

         In connection with the consummation of the Plan, the Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

         13.6 Severability of Plan Provisions.

         If, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

         13.7 Governing Law.

         Except to the extent the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

         13.8 Notices.

         All notices, requests, and demands to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                               KCS Energy, Inc.
                               5555 San Felipe
                               Suite 1200
                               Houston, Texas  77056
                               Attn:    Frederick Dwyer, Secretary
                               Telephone:        (713) 877-8006
                               Telecopier:       (713) 877-1372

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Attn:    Michael P. Kessler
                               Telephone:        (212) 310-8000
                               Telecopier:       (212) 310-8007

                                             and

                               The Bayard Firm
                               222 Delaware Avenue, Suite 900
                               Wilmington, Delaware  19899
                               Attention:  Neil B. Glassman
                               Telephone:        (302) 655-5000
                               Telecopier:       (302) 668-6395

         13.9 Post-Confirmation Obligations. Claims of state taxing authorities against any of the Debtors that are assessed in calendar year 2001 shall be considered post-confirmation obligations of the Reorganized Debtor and shall be paid in the ordinary course of business by the Reorganized Debtor, subject to such remedies and penalties for non-compliance or failure to timely comply as may be provided under applicable non-bankruptcy law.

Dated:   Houston, Texas
         January 29, 2001

                             Respectfully submitted,

                             KCS ENERGY, INC.
                             (for itself and on behalf of each of its affiliated Debtors)


                             By:
                                ------------------------------------------------
                                      Name:  James W. Christmas
                                      Title: President and Chief
                                             Executive Officer

                        EXHIBIT A TO THE CONSENSUAL PLAN

                   REORGANIZED KCS CONVERTIBLE PREFERRED STOCK

                   REORGANIZED KCS CONVERTIBLE PREFERRED STOCK

Issue: 25,000 shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock").

Price:                         $1,000 per share of Preferred Stock.

Offering Size:                 Gross proceeds of $25.0 million (the "Offering").
                               KCS has the right to increase the Offering size up to $30.0 million.

Estimated Net Proceeds:        $23.8 million after deduction of (i) sales
                               commissions of $1.1 million, and (ii) expenses of the Offering estimated to be approximately $0.1 million.

Use of Net Proceeds:           To facilitate reorganization and emergence from
                               bankruptcy pursuant to the Consensual Plan.
                               Specifically, the net proceeds of the Offering, in combination with the proceeds of the $165 million New Credit Facility and excess cash of the Debtors, will be used to:

                               (i) pay past due interest expense from January 15, 1999 (including interest on interest) on the Senior Notes (Class 4) and the Senior Subordinated Notes (Class 5);

                               (ii)   repay $60,000,000 of principal on the
                                      Senior Notes;

                               (iii)  pay certain pre-petition claims; and

                               (iv)   pay expenses associated with the
                                      administration of the Debtors' chapter 11 cases.


Dividends:                     5% per annum, cumulative. Payable quarterly in
                               cash or, during the first two years following the Effective Date, in shares of KCS Common Stock, par value $.01 per share, if the Senior Notes are outstanding or, if not, at the discretion of Reorganized KCS.

Liquidation Preference:        $25.0 million ($30.0 million if the Offering
                               option is fully exercised) plus accrued and unpaid dividends.

Priority:                      Senior to KCS Common Stock or any future issue of
                               preferred stock.

Voting: Voting rights in the event of (i) certain defaults and payments of dividends and (ii) as otherwise required by law.

Redemption:                    Mandatory redemption by Reorganized KCS (i) on or
                               after January 31, 2009, at the election of holders of a majority of the outstanding shares of Preferred Stock and (ii) at Reorganized KCS's option, at any time following one year after the Effective Date if (a) the KCS Common Stock into which the Preferred Stock is to be converted, has been registered and listed for trading on the market where KCS Common Stock is then trading and
                               (b) if the closing price of the KCS Common Stock exceeds $6.00 per share for 25 out of 30 consecutive trading days. In the event of a change of control, the Preferred Stock shareholders will have the right to request and receive, within specified periods, redemption of the Preferred Stock at the Offering price plus any accrued and unpaid dividends.

Conversion Price:              At any time into KCS Common Stock at $3.00 per
                               share.

Registration Rights:           Reorganized KCS will use its commercially
                               reasonable best efforts to register within six months following the Effective Date of the Consensual Plan the KCS Common Stock issued or issuable upon conversion of the Preferred Stock.
                               In the event such KCS Common Stock is not registered within 12 months of the Effective
                               Date, the Conversion Price will be reduced to $2.50 per share and for each subsequent six-month period that the KCS Common Stock is not registered, the Conversion Price will be reduced an additional $0.50 per share to a minimum
                               Conversion Price of $1.00 per share. Reorganized
                               KCS will also include on each registration statement shares of KCS Common Stock issued or issuable in payment of dividends.

Anti-Dilution Provisions:      The Conversion Price will be subject to a
                               standard, broad-based, weighted average
                               adjustment to reduce dilution in the event
                               Reorganized KCS issues or sells KCS Common Stock or rights to convert to or purchase KCS Common
                               Stock (such as options, warrants, or other convertible issues) where the purchase price or exercise price of such securities is less than the Conversion Price. The conversion price will not be adjusted as a result of shares issued under qualifying stock options and bonus plans, shares issued in connection with bona-fide mergers and acquisitions or shares issued pursuant to anti-dilution provisions of other securities.

                               Adjustments in the Conversion Price will also be made in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger in a manner which will provide the holders of Preferred Stock, upon full conversion into KCS Common Stock, with the same percentage ownership of Reorganized KCS that existed immediately prior to such action.

Condition to Closing:          The gross proceeds of the Offering will be placed
                               in an Escrow Account and will be transferred to the Debtors upon entry of a final order by the Bankruptcy Court confirming the Consensual Plan and satisfaction or waiver of all conditions to the Effective Date of the Consensual Plan, other than completion of the Offering. Such conditions are anticipated to include the completion of the Offering, an increase in the Debtors' credit line through the New Credit Facility, a $60 million reduction in the principal amount outstanding under the Senior Notes, the payment of all past due interest on the Senior Notes and Senior
                               Subordinated Notes and payment of other creditors pursuant to the Consensual Plan. In the event that the Consensual Plan has not been consummated by March 31, 2001, all amounts held in escrow, including accrued interest, will be returned to the subscribers.

ENRON FINANCING SCENARIO

                                KCS ENERGY, INC.
                            PROJECTED BALANCE SHEETS
                             (Dollars in Thousands)

                                                     AS OF DECEMBER 31,
                                                     ------------------
                                                     2000         2001
                                                     ----         ----
Current Assets:
   Cash                                            $ 40,205     $ 34,716
   Accounts Receivable                               41,053       33,987
   Other                                              6,145        6,145
                                                   --------     --------
     Total Current Assets                            87,403       74,848

Property, Plant & Equipment, net                    256,126      288,195
Other Assets                                          1,397          735
                                                   --------     --------
   Total Assets                                    $344,926     $363,778
                                                   ========     ========

Current Liabilities:
   Accounts Payable & Accrued Liabilities          $ 39,337     $ 34,337
   Accrued Interest on Notes                         58,383        9,622
                                                   --------     --------
     Total Current Liabilities                       97,720       43,959
                                                   --------     --------

Deferred Taxes                                           --           --
Deferred Revenue                                         --      113,490
Other Long-term Liabilities                           1,567        1,567
                                                   --------     --------
  Total Other Long-term Liabilities                   1,567      115,057
                                                   --------     --------

Long-Term Debt:
  11.000% Senior Notes                              150,000       90,000
  8.875% Subordinated Notes                         125,000      125,000
  Bank Debt                                          76,705           --
  Other                                                  49           49
                                                   --------     --------
    Total Long-Term Debt                            351,754      215,049
                                                   --------     --------

Preferred Stock                                          --       30,000
Common Equity                                      (106,115)     (40,288)
                                                   --------     --------
  Total Equity                                     (106,115)     (10,288)
                                                   --------     --------

Total Liabilities & Equity                         $344,926     $363,778
                                                   ========     ========

                                   EXHIBIT B

                       ADMINISTRATIVE EXPENSE CLAIM FORM

           UNITED STATES BANKRUPTCY COURT                                              ADMINISTRATIVE
               DISTRICT OF DELAWARE                                                     EXPENSE CLAIM
----------------------------------------------------     -------------------------------------------------------------------------

                                                         Nos. 00-0028 (PJW) and 00-0310
In re KCS Energy, Inc., et al.                           (PJW) through 00-0318 (PJW)

This form should only be used to make a claim for an administrative expense against one of the following entities: KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc.,
KCS Resources Inc., A/K/A KCS Mountain Resources,
Inc., KCS Medallion Resources Inc., Medallion
California Properties, Inc., Medallion Gas
Services, Inc., KCS Energy Services, Inc., KCS
Michigan Resources, Inc. and National Enerdrill
Corp., which claim arose during the period on and after January 18, 2000 and through and including
January 30, 2001.

Name of Creditor

(The person or other entity to whom the debtor
owes money or property).                                 [ ] Check box if you are
                                                             aware that anyone else
                                                             has filed a proof of
                                                             administrative claim
                                                             relating to your claim.
                                                             Attach copy or statement
                                                             giving particulars.

                                                         [ ] Check box if you have
                                                             never received any
                                                             notices from the
                                                             bankruptcy court in this
                                                             case.                                THIS SPACE IS FOR
                                                                                                  COURT USE ONLY

                                                         [ ] Check box if this address
                                                             differs from the address on
                                                             the envelope sent to you
                                                             by the court.

Name and Address Where Notices Should be Sent




Telephone No.

ACCOUNT OR OTHER NUMBER BY WHICH CREDITOR                Check here     [ ] replaces
IDENTIFIES DEBTOR:                                       if this claim  [ ] amends    a previously filed claim, dated
                                                                                                                     -------------
1.   BASIS FOR CLAIM
     [ ] Goods sold                                                   [ ] Retiree benefits as defined in 11 U.S.C. Section  1114(a)
     [ ] Services performed                                           [ ] Wages, salaries, and compensation (Fill out below)
     [ ] Money loaned                                                     Your social security number
     [ ] Personal injury/wrongful death                                                              -----------------
     [ ] Taxes                                                            Unpaid compensation for services performed
                                                                          from                           to
     [ ] Other (describe briefly)                                              ------------------------       --------------------
                                                                                        (date)                       (date)

2.       DATE DEBT WAS INCURRED                                           3.   IF COURT JUDGMENT, DATE OBTAINED:

4.   Pursuant to 11 U.S.C. Section 503(a),
     "an entity may timely file a request
     for payment of an administrative expense, or may tardily file such request if permitted by the court for cause." 11 U.S.C.
     Section 503(b) describes those administrative expenses which may be allowed in a debtor's chapter 11 case.

5.    TOTAL AMOUNT OF CLAIM
                             $
                              --------------------

[ ] Check this box if claim includes charges in addition to the principal amount of the claim.
     Attach itemized statement of all additional charges.

6.   SUPPORTING DOCUMENTS: Attach copies of
     supporting documents. If the documents
     are not available, explain. If the documents
     are voluminous, attach a summary.                                                                     THIS SPACE IS FOR
                                                                                                             COURT USE ONLY

7.   TIME-STAMPED COPY:  To receive an
     acknowledgment of the filing of your
     claim, enclose a stamped, self-addressed envelope and copy of this proof of claim.
     This claim must be filed and actually
     received on or before MARCH 16, 2001 AT
     5:00 P.M. (NEW YORK TIME).

Date:

                 Sign and print the name and
                 title, if any, of the creditor
                 or other person authorized to
                 file this claim (attach copy of
                 power of attorney, if any).


       Penalty for presenting fraudulent claim: Fine of up to $500,000.00 or imprisonment for up to 5 years, or both.
                      18 U.S.C. Sections 152 & 3571.

                                   EXHIBIT C

                         ADMINISTRATIVE BAR DATE NOTICE

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                                Chapter 11

KCS ENERGY, INC., PROLIQ, INC.,                       Case Nos. 00-0028 (PJW)
KCS ENERGY MARKETING, INC.,                           and 00-0310 (PJW) through
KCS RESOURCES INC., A/K/A KCS                         00-0318 (PJW)
MOUNTAIN RESOURCES, INC.,
KCS MEDALLION RESOURCES INC.,                         JOINTLY ADMINISTERED
MEDALLION CALIFORNIA
PROPERTIES, INC., MEDALLION
GAS SERVICES, INC., KCS ENERGY
SERVICES, INC., KCS MICHIGAN
RESOURCES, INC. AND NATIONAL
ENERDRILL CORP.,

Debtors.



               NOTICE OF ADMINISTRATIVE EXPENSE DEADLINE DATE AND
            PROCEDURES FOR FILING REQUESTS FOR PAYMENT OF SUCH CLAIMS

TO:      ALL PERSONS OR ENTITIES ASSERTING ADMINISTRATIVE
         EXPENSE CLAIMS AGAINST THE ESTATES OF ANY OF
         THE ABOVE-CAPTIONED DEBTORS

         PLEASE TAKE NOTICE THAT the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") has entered an order, dated January ____, 2001, requiring all persons and entities, including, without limitation, individuals, partnerships, joint ventures, corporations, estates, trusts and governmental units, EXCEPT THOSE PERSONS AND ENTITIES DESCRIBED IN PARAGRAPHS 2(A) THROUGH 2(E) BELOW, that assert an Administrative Expense Claim (as described below) against KCS Energy, Inc., Proliq, Inc., KCS Energy Marketing, Inc., KCS Resources Inc., A/K/A KCS Mountain Resources, Inc., KCS Medallion Resources Inc., Medallion California Properties, Inc., Medallion Gas Services, Inc., KCS Energy Services, Inc., KCS Michigan Resources, Inc. and National Enerdrill Corp., each a debtor in the above-captioned chapter 11 cases (collectively, the "Debtors" and individually, a "Debtor") which arose after January 18, 2000, to file a written request for the payment of such expenses with the Bankruptcy Court, which substantially conforms to the form of claim which has been approved by the Bankruptcy Court, by mailing the original Administrative Expense Claim to the KCS Energy Inc. Administrative Expense Claims Center, c/o The Altman Group, Inc., 60 East 42nd Street, Suite 1241, New York, NY 10165, so that it is actually received at the appropriate destination not later than 5:00 p.m. (Eastern Standard Time) on or before March 16, 2001 (the "Administrative Expense Deadline Date").

1. WHO MUST FILE AN ADMINISTRATIVE EXPENSE CLAIM?

         You must file a request for payment of an Administrative Expense Claim if you believe that you are entitled to an Administrative Expense Claim, unless your claim is of a type described in paragraphs 2(A) through 2(E) below. Administrative Expense Claims are specifically described in sections 503 and 507 of the Bankruptcy Code. Among other things, these sections provide that certain types of claims are entitled to an administrative expense priority, including, without limitation, (i) the actual, necessary costs and expenses of preserving the bankruptcy estate, including wages, salaries, or commissions for services rendered after the commencement of the bankruptcy case, (ii) certain taxes,
(iii) compensation and reimbursement awarded to professionals employed in connection with the bankruptcy case, and (iv) the actual, necessary expenses incurred by a creditor, an indenture trustee, an equity security holder, or a committee representing any such entities, in making a substantial contribution in a debtor's chapter 11 bankruptcy case. This description of the types of claims that may be entitled to an administrative expense priority is only a summary and is not complete. Thus, in making your determination regarding whether you believe that you are entitled to an Administrative Expense Claim, you should review sections 503 and 507 of the Bankruptcy Code in their entirety.

         Any Creditor having an Administrative Expense Claim or potential Administrative Expense Claim against a Debtor, no matter how remote or contingent, must file a request for payment on account of such claim on or before the March 16, 2001 Administrative Expense Deadline Date.

2. WHO SHOULD NOT FILE AN ADMINISTRATIVE EXPENSE CLAIM?

         You must file a request for payment of your Administrative Expense Claim in the manner described herein UNLESS:

         A. You have already filed your Administrative Expense Claim against the applicable Debtor or Debtors.

         B. Your Administrative Expense Claim has been previously allowed by an order or orders of the Bankruptcy Court.

         C. You are one of the Debtors or an affiliate of any of the Debtors holding an Administrative Expense Claim against any of the other Debtors or any of their affiliates, individually or collectively.

         D. You are a person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors or in relation to the Debtors' cases pursuant to section 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

         E. You are asserting administrative expenses which arise and are due and payable in the ordinary course of the Debtors' businesses. This exception does not apply to those administrative expenses that remain outstanding and unpaid by the Debtors beyond ordinary business terms or prior course of business dealings.

         If you hold a claim that falls within one or more of the categories listed in paragraphs A through E above, YOU NEED NOT FILE YOUR ADMINISTRATIVE EXPENSE CLAIM IN ACCORDANCE WITH THE AFOREMENTIONED GUIDELINES IN ORDER TO PRESERVE YOUR RIGHTS AS THE HOLDER OF SUCH A CLAIM.

         ALL PERSONS AND ENTITIES, OTHER THAN THOSE DESCRIBED IN PARAGRAPHS A THROUGH E ABOVE, MUST FILE AN ADMINISTRATIVE EXPENSE CLAIM ON OR BEFORE THE MARCH 16, 2001 ADMINISTRATIVE EXPENSE DEADLINE DATE. SUCH CLAIM MUST BE WRITTEN IN ENGLISH AND ANY AMOUNTS CLAIMED THEREIN MUST BE CONVERTED TO UNITED STATES DOLLARS AND STATE CLEARLY AGAINST WHICH DEBTOR SUCH CLAIM IS FILED. FAILURE TO COMPLY WITH THESE REQUIREMENTS SHALL RESULT IN THE HOLDERS OF SUCH CLAIMS BEING FOREVER BARRED FROM RECEIVING ANY DISTRIBUTION OF CASH OR PROPERTY UNDER ANY PLAN OR PLANS OF REORGANIZATION FOR THE DEBTORS IN THESE CASES OR FROM ANY SUCCESSOR TO OR ASSIGNS OF ANY DEBTOR, AND SUCH HOLDERS WILL BE FOREVER BARRED FROM ASSERTING ANY SUCH CLAIMS AGAINST ANY OF THE DEBTORS OR THEIR SUCCESSORS OR ASSIGNS.

3. WHEN AND WHERE TO FILE?

         Except as provided herein, all requests for payment of Administrative Expense Claims must be filed so as to be received on or before 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 16, 2001, at the following address:

                                 KCS Energy, Inc. Administrative
                                      Expense Claims Center
                                 c/o The Altman Group
                                 60 East 42nd Street, Suite 1241
                                 New York, NY  10165

4. WHAT TO FILE?

         If you assert Administrative Expense Claims against more than one Debtor, you should file a separate Administrative Expense Claim for each Debtor. You should not include Administrative Expense Claims against more than one Debtor on a single Administrative Expense Claim form.

         Each Administrative Expense Claim must conform substantially to the claim form enclosed herein. Each Administrative Expense Claim form must set forth the full name of the Debtor against whom the Administrative Expense Claim is filed and the chapter 11 case number of that Debtor.

         EXCEPT WITH RESPECT TO CLAIMS OF THE TYPE SET FORTH IN PARAGRAPHS 2(A) THROUGH 2(E) ABOVE, ANY CREDITOR WHO FAILS TO FILE A REQUEST FOR PAYMENT OF AN ADMINISTRATIVE EXPENSE CLAIM ON OR BEFORE MARCH 16, 2001, AT 5:00, P.M. SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE EXPENSE CLAIM (OR FILING AN ADMINISTRATIVE EXPENSE CLAIM WITH RESPECT TO SUCH CLAIM) AGAINST THE DEBTORS, AND THE DEBTORS AND THEIR PROPERTIES SHALL BE FOREVER DISCHARGED FROM ANY AND ALL INDEBTEDNESS OR LIABILITY WITH RESPECT TO SUCH ADMINISTRATIVE EXPENSE CLAIM, AND SUCH HOLDER SHALL NOT BE PERMITTED TO PARTICIPATE IN ANY DISTRIBUTION IN THE DEBTORS' CHAPTER 11 CASES ON ACCOUNT OF SUCH ADMINISTRATIVE EXPENSE CLAIM, OR TO RECEIVE FURTHER NOTICES REGARDING SUCH ADMINISTRATIVE EXPENSE CLAIM.

         PLEASE TAKE FURTHER NOTICE THAT, in the event you have any questions concerning the completion, filing or processing of your Administrative Expense Claim, you may contact the Debtors' counsel, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attn: Julie Goldenberg at (212) 310-6761, between the hours of 10:00 a.m. and 5:00 p.m. for assistance.

Dated:  New York, New York
         January __, 2001

                              BY ORDER OF THE COURT
                              THE HONORABLE PETER J. WALSH
                              UNITED STATES BANKRUPTCY JUDGE


WEIL, GOTSHAL & MANGES LLP                        THE BAYARD FIRM
767 Fifth Avenue                                  222 Delaware Avenue
New York, New York 10153                          Wilmington, Delaware 19899

Attorneys for Debtors                             Attorneys for Debtors
    and Debtors in Possession                         and Debtors in Possession